Offer to Purchase For Cash
All Outstanding Shares of Class A Common Stock
of
RDO Equipment Co.
at
$6.01 Net Per Share
by
RDO Tender Co.
a wholly owned subsidiary of
RDO Holdings Co.

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY
TIME, ON MONDAY, JUNE 2, 2003, UNLESS THE OFFER IS EXTENDED.

April 28, 2003

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        We have been engaged by RDO Tender Co., a Delaware corporation ("RDO Tender") and wholly owned subsidiary of RDO Holdings Co., a North Dakota corporation ("RDO Holdings"), to act as Information Agent in connection with RDO Tender's offer to purchase all outstanding shares of Class A common stock (the "Shares") of RDO Equipment Co., a Delaware corporation ("RDOE"), at $6.01 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 28, 2003 and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

        For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

          1.    The Offer to Purchase dated April 28, 2003;

          2.    The Letter of Transmittal to tender Shares for your use and for the information of your clients;

          3.    The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if the procedures for tendering Shares set forth in the Offer to Purchase cannot be completed prior to the Expiration Date (as such term is defined in the Offer to Purchase);

          4.    A letter to RDOE's stockholders from Norman M. Jones, Chairman of the Special Committee of the Board of Directors of RDOE formed to evaluate the Offer, together with a copy of RDOE's Solicitation/Recommendation Statement on Schedule 14D-9, which has been filed by RDOE with the Securities and Exchange Commission;

          5.    A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

          6.    Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

          7.    A return envelope addressed to the Depositary (as defined below).

        We urge you to contact your clients as promptly as possible. Please note that the Offer and the withdrawal rights will expire at 5:00 p.m., New York City Time, on Monday, June 2, 2003, unless the Offer is extended.

        Please note the following:

          1.    The tender price is $6.01 per Share, net to the seller in cash without interest.

          2.    The Offer is being made for all outstanding Shares.

          3.    A Special Committee of the Board of Directors of RDOE formed to evaluate the Offer has unanimously determined that the Offer is fair to the RDOE stockholders being asked to tender their Shares and recommends that such RDOE stockholders accept the Offer and tender their Shares in the Offer.

          4.    The Offer and withdrawal rights will expire at 5:00 p.m., New York City Time, on Monday, June 2, 2003, unless the Offer is extended.

          5.    The Offer is conditioned upon, among other things, there having been validly tendered and not withdrawn prior to the expiration date of the Offer at least that number of Shares (1) that would, when aggregated with the Shares owned directly or indirectly by RDO Holdings, represent at least 90% of all Shares then outstanding (the "90% Condition") and (2) that represent at least a majority of the total number of Shares outstanding on the date Shares are accepted for payment that are not owned by RDO Tender, RDO Holdings or their affiliates, the directors of RDOE who are not on the Special Committee of the Board of Directors of RDOE formed to consider the Offer and who probably would not be deemed independent of Mr. Offutt, or the executive officers of RDOE (the "Majority of the Minority Condition"). Although the 90% Condition may be waived by RDO Tender, the Majority of the Minority Condition may not. The Offer is also subject to certain other conditions described in "The Offer—Section 11. Certain Conditions of the Offer."

          6.    Tendering holders of Shares ("Holders") whose Shares are registered in their own name and who tender directly to Wells Fargo Bank Minnesota, N.A., as depositary (the "Depositary"), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by RDO Tender pursuant to the Offer. However, federal income tax backup withholding at a rate of 30% may be required, unless an exemption is available or unless the required tax identification information is provided. See Instruction 8 of the Letter of Transmittal.

          7.    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), RDO Tender will accept for payment and pay for Shares which are validly tendered prior to the Expiration Date and not theretofore properly withdrawn when, as and if RDO Tender gives oral or written notice to the Depositary of RDO Tender's acceptance of such Shares for payment pursuant to the Offer. Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") with respect to such Shares) into the Depositary's account at The Depositary Trust Company, (b) a Letter of Transmittal properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in "The Offer—Section 3. Procedure for Tendering Shares" of the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering Holders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest on the purchase price of the tendered Shares be paid by RDO Tender, regardless of any extension of the Offer.

        RDO Tender will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer (other than the Depositary and the Information

Agent as described in the Offer to Purchase). RDO Tender will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. RDO Tender will pay or cause to be paid any transfer taxes with respect to the transfer and sale of purchased Shares to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

        In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares, and any other required documents as specified in the Letter of Transmittal, should be sent to the Depositary, and certificates representing the tendered Shares should be delivered or such Shares should be tendered by book-entry transfer, all in accordance with the instructions set forth in the Letter of Transmittal and in the Offer to Purchase.

        Any Holder who desires to tender Shares and whose certificates for Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares by following the procedures for guaranteed delivery set forth in "The Offer—Section 3. Procedure for Tendering Shares" of the Offer to Purchase.

        Questions and requests for additional copies of the enclosed material may be directed to Georgeson Shareholder Communications Inc., the Information Agent for the Offer, at 17 State Street, 10th Floor, New York, New York 10004, or call at (212) 440-9800 (Banks and Brokers) or (866) 244-7937 (All Others).

                      Very truly yours,
                      Georgeson Shareholder

        Nothing contained herein or in the enclosed documents will render you the agent of RDO Holdings, RDO Tender, RDOE, the Information Agent, the Depositary, or any affiliate of any of the foregoing, or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the documents enclosed herewith and the statements contained therein.